Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2006, in the Registration Statement (Form S-1) and related Prospectus of Horizon Lines, Inc. dated May 18, 2006 for the registration of 5,750,000 shares of its common stock.

/s/  Ernst & Young LLP

Charlotte, North Carolina

May 18, 2006